UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2013 (December 28, 2012)

Bob Evans Farms, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-1667	31-4421866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3776 South High Street, Columbus, Ohio		43207
(Address of principal executive offices)		(Zip Code)

(614) 491-2225

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

Pre-Payment of 2004 and 2008 Private Placement Notes

On November 30, 2012, the Company provided the agents for the Note Purchase Agreement, dated July 28, 2004, as amended (“2004 Notes”), and the Note Purchase Agreement, dated July 28, 2008, as amended (“2008 Notes”), with a prepayment notice. The interest rates under the 2004 Notes was Series 5.12% and 5.67%, and under the 2008 Notes was 6.39% and 6.39% respectively. Per the terms of the 2004 Notes and the 2008 Notes (collectively, “Private Placement Notes”), notice of prepayment was required at least 30 days, but not more than 60 days, prior to payment.

The Company prepaid the Private Placement Notes in full on December 31, 2012, consisting of $97.145 million in current aggregate principal amount, plus a make-whole amount of approximately $6.083 million determined in accordance with the provisions of the Private Placement Notes. Absent their early termination and pre-payment, the maturity date of the 2004 Notes and the 2008 Notes would have been July 28, 2016 and July 28, 2014, respectively.

The Company used cash on hand and a borrowing from its credit facility to prepay the Private Placement Notes. At this time, the Company’s existing loan balance under its credit facility is approximately $191.0 million with a current interest rate of 1.46%.

Item 8.01 Other Events

Conversion of Bob Evans Farms, Inc., an Ohio corporation, and SWH Corporation, a California corporation to Limited Liability Companies

As part of the integrated plan for strategic alternatives previously announced, registrant has implemented a corporate restructuring of its restaurant operations, by converting Bob Evans Farms, Inc., an Ohio corporation, i.e., the Bob Evans® restaurants, and SWH Corporation, a California corporation, i.e., the Mimi’s Café® restaurants, from corporations to limited liability companies.

These conversions will help to simplify the organization’s corporate structure and is expected to result in decreased time and effort, as well as modest savings of expenses, associated with maintaining separate financial, legal and administrative books and records.

Effective December 28, 2012, Bob Evans Farms, Inc., was converted to Bob Evans Farms, LLC, an Ohio limited liability company.

Effective December 31, 2012, SWH Corporation, was converted to SWH Mimi’s Cafe, LLC, a California limited liability company.

The parent company, Bob Evans Farms, Inc., a Delaware corporation, was not changed.

Generally, for federal and state law purposes, the resulting entity in a conversion is considered to be the same entity as the original entity. Thus, the federal employer identification number (EIN) did not change for either entity. Pursuant to the two conversions, the following occurred simultaneously for each entity: (i) 100% of the assets and liabilities of the original entity became the assets and liabilities of the converted entity, (ii) 100% of the issued and outstanding shares of stock of the original entity, was converted into 100% of the issued and outstanding membership interests of the converted entity, (iii) the original entity ceased to exist as a corporation, and continued to exist as a single-member limited liability company, and (iv) the converted entity is treated as an entity that is disregarded as separate from its shareholder, for federal income tax purposes.

In addition to the simplification and modest cost decrease expected from the conversions, there are federal and state income tax consequences that should allow a write-down of the tax basis of the assets. This write-down should result in an ordinary pre-tax loss of approximately $155.0 to $185.0 million as of the date of the conversions. The projected ordinary tax loss is a non-cash item, and is expected to generate a positive cash impact for the Company. As an example, assuming the Company’s historic federal and state effective tax rate of approximately 34%, the Company should reduce federal tax liabilities by approximately $53.0 to $63.0 million dollars. The exact amount of the ordinary tax loss is still being determined and will be reflected in future filings when determined.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial statements of business acquired. Not Applicable.

(b)	Pro forma financial information. Not applicable.

(c)	Shell company transactions. Not Applicable.

(d)	Exhibits. Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOB EVANS FARMS, INC.

Date: January 2, 2013	By:	/s/ Paul F. DeSantis
Paul F. DeSantis, Chief Financial Officer

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